PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
T. ROWE PRICE ASSOCIATES, INC. SUB-ADVISED FUND


	AMENDED AND RESTATED SUB-ADVISORY
AGREEMENT (the "Agreement") executed as of the 15th day of December, 2017 by and between PRINCIPAL GLOBAL
INVESTORS, LLC, a Delaware limited liability company
(hereinafter called "the Manager"), and T. ROWE PRICE
ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland, (hereinafter called "the
Sub-Advisor").

W I T N E S S E T H:

	WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Variable Contracts Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

	WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Sub-Advisory Agreement between the Manager (having assumed the rights and obligation of Principal Management Corporation) and the Sub-Advisor dated April 1, 2012, as amended with this Agreement; and

	WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

 (a)	Management Agreement (the "Management Agreement")
with the Fund;

 (b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission (the
"SEC");

(c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

	NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the
Sub-Advisor

The Sub-Advisor will:

(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for the Allocated Assets of each Series.

(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with the Allocated Assets of each Series' respective investment objective(s) and policies and any specific investment guidelines provided by the Manager applicable to the Allocated Assets.

(c)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)	Not act as a custodian for the Allocated Assets or have
such assets registered in its own name or the name of its nominee.

(e)	Advise and assist the officers of the Fund, as
reasonably requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Allocated Assets of each Series.

(f)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the Allocated
Assets, compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Series investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information and any specific investment guidelines provided by the Manager applicable to the Allocated
Assets. The Manager acknowledges that the Subadvisor is not the compliance agent for the Series, and does not have access to all of the Series' books and records necessary to perform certain compliance testing. The Sub-Advisor shall perform such services based upon its books and records with respect to the Allocated Assets of the Series.

(g)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Allocated
Assets of each Series (and any specific investment guidelines provided by the Manager applicable to the Allocated Assets) are being observed.

(h)	Upon request, provide assistance and
recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's
Board of Directors.

(i)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Allocated Assets of each Series.

(i)	Open accounts with Foreign Account Tax Compliance
Act compliant broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Allocated Assets of each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Allocated Assets of each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-
Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will, report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors, providing such information as the number of aggregated trades to which the Allocated Assets of each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Allocated
Assets of each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received.
However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-
Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Allocated Assets. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(k)	Section 871(m) Transactions: Sub-Advisor shall not on
behalf of the Fund enter into certain U.S. dividend equivalent payment transactions described in Section
871(m) of the U.S. Internal Revenue Code and the regulations thereunder ("871(m) Transaction") with a foreign counterparty unless: (i), Sub-Advisor adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Fund, and (ii), The foreign counterparty to the 871(m) Transaction provides Sub-Advisor with a properly completed Form W-8IMY certifying to its status as a qualified derivatives dealer ("QDD").

(l) 	Maintain all accounts, books and records with respect
to the Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940
Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager, provided, however, the Sub-Advisor may retain copies of such records to the extent required for it to comply with applicable laws, rules and regulations. The Sub-
Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to the Allocated
Assets of each Series.

(m)	Observe and comply with Rule 17j-1 under the 1940
Act and the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of the Sub-Advisor's current Code of Ethics.
The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

(n)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. Upon due notice, the Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on such times as mutually agreeable to the parties to review the investments of the Allocated Assets of each Series.

(o)	Provide such information as is customarily provided by
a sub-advisor, or as may be required or reasonably
requested by the Manager, for the Fund or the
Manager to comply with their respective obligations
under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Advisers Act, the Securities
Act of 1933, as amended (the "Securities Act"), and
any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor's compliance policies and procedures thereof adopted to comply with Rule
206(4)-7 of the Advisers Act; the Sub-Advisor's most
recent annual compliance report or a detailed
summary of such report; timely and complete
responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy (marked to show changes) and/or summary of any material changes to the Sub-
Advisor's Rule 206(4)-7 compliance policies and
procedures; Annual Proxy Voting Questionnaires;
Annual Best Execution and Soft Dollar
Questionnaires, and responses to all other reasonable
requests from the Manager.  The Sub-Advisor agrees
to make available on-site at its offices for the
Manager's review all deficiency letters issued by the
SEC, together with all responses given by Sub-
Advisor to such letters, related to the subadvisory
services it provides.
(o)	Vote proxies received on behalf of the Allocated
Assets of each Series in a manner consistent with the Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-
PX as required by SEC rule.
(p) 	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities
held by the Allocated Assets of each Series.
(q)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to monitor
the Series' compliance with Subchapter M of the Code
and Section 817(h) of the Code.  If it is determined by
the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the
Code, the Sub-Advisor, in consultation with the
Manager and its tax advisors, will take prompt action
to bring the Allocated Assets of each Series back into compliance with the time permitted under the Code.
   3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.
   4.	Compensation
As full compensation for all services rendered and
obligations assumed by the Sub-Advisor hereunder with
respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.
   5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Allocated Assets of each Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6. 	Trade Errors

The Sub-Advisor will notify the Manager of any Trade
Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade
Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this
Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price;
or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-
Advisor's portfolio level), unless otherwise agreed to in writing.

   7.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund, provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

   8.	Regulation

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) (the "Discloser") hereunder shall be treated as confidential and shall not be disclosed to third parties without prior notification to the Discloser, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. The
Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

   9.	Duration and Termination of This Agreement

This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix
B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life
Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time, without the payment of any penalty, by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

   10.	Amendment of this Agreement

No amendment of this Agreement shall be effective unless
in writing and signed by both parties.   No material
amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

   11.	Additional Series

In the event the Manager wishes to appoint the Sub-
Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

   12.	General Provisions

(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and
governed by the laws of the State of Iowa. The
captions in this Agreement are included for
convenience only and in no way define or delimit any of
the provisions hereof or otherwise affect their
construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to
the other party at such address as such other party
may designate for the receipt of such notices. Until
further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
Principal Financial Group, Des Moines, Iowa
50392-0200, and the address of the Sub-Advisor shall
be T. Rowe Price Associates, Inc., 4515 Painters Mill
Road, Owings Mills, Maryland 21117, Attention:  Senior
Legal Counsel - Subadvised.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or under
the laws of any jurisdiction in which the
Sub-Advisor is required to be registered as an
investment advisor in order to perform its
obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a
Series.
(3) the Sub-Advisor becomes aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a
registered investment company under the 1940 Act.
(4) 	the Sub-Advisor becomes aware of a transaction or
series of transactions that is reasonably likely to
result in a change in the management or control of
the Sub-Advisor or a controlling person thereof or
otherwise in the assignment (as defined in the 1940
Act) of this Agreement by the Sub-Advisor.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-
Advisor's policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(f) The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager. The Sub-Adviser hereby grants the Manager a royalty-free, non-exclusive, non-transferable (with no right to sublicense) limited license to display or otherwise use the name, trademark, service mark, logo, insignia or other identifying mark of the Sub-Advisor and/or its affiliate(s) ("Sub-Advisor
Marks") during the term of this Agreement solely as incorporated within communications and materials relating to or about the Fund. The Manager shall use the Sub-Advisor Marks only in accordance with the Sub-Advisor's guidelines and applicable law. The
Manager shall not use Sub-Advisor Marks or disclose information related to the business of the Sub-Advisor or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Advisor; provided, however, that the Sub-Advisor hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Advisor hereunder or which are required by the SEC or a state securities commission. Materials which have been previously approved in writing by the Sub-Advisor or those that only refer to the Sub-Advisor's name or the Sub-
Advisor Marks are not subject to such prior approval provided the Manager shall ensure that such materials are consistent with those which were previously approved by the Sub-Advisor and no changes have been made to the Sub-Advisor Marks previously approved by the Sub-Advisor.

(g)	Nothing in this Agreement shall limit or restrict the right
of Subadvisor or its affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadvisor's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

(h) This Agreement contains the entire understanding and agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC




By
/s/ Michael J. Beer


Name: Michael J. Beer


Title: Executive Director - Principal Funds







By
/s/ Adam U. Shaikh


Name: Adam U. Shaikh


Title: Counsel




T. ROWE PRICE ASSOCIATES, INC.




By
/s/ Savonne Ferguson


Name: Savonne Ferguson


Title: Vice President




APPENDIX A


[INTENTIONALLY OMITTED]

APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
LargeCap Growth Account I
August 2004
2 Years